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Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

BroadVision, Inc.
Redwood City, California

        We hereby consent to the use in the Prospectus constituting a part of this Registration Statement of our report dated January 22, 2004, relating to the consolidated financial statements of BroadVision, Inc., which is contained in that Prospectus, and of our report dated January 22, 2004, relating to the financial statement schedule, which is contained in Part II of the Registration Statement.

        We also consent to the reference to us under the caption "Experts" in the Prospectus.

/s/ BDO SEIDMAN, LLP BDO Seidman, LLP

San Jose, California
February 2, 2005

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Consent of Independent Registered Public Accounting Firm